Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494 and 333-126169) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 29, 2008, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. as of March 1, 2008 and March 3, 2007, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended March 1, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 1, 2008, which reports appear in the March 1, 2008 annual report on Form 10-K of Bed Bath & Beyond Inc.

Our report on the consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”, effective March 4, 2007, and the adoption in 2006 of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R),” as well as a change in Bed Bath & Beyond Inc.’s method for quantifying errors based on SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

/s/ KPMG LLP
Short Hills, New Jersey
April 29, 2008